UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2011

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Brian McCollum; Appointment of Mr. McCollum as Chief Financial Officer and Senior Vice President of Finance

On March 2, 2011, Orthofix International N.V. (the “Company”) and its subsidiary Orthofix Inc. entered into an employment agreement with Brian McCollum, who has now been appointed the Company’s Chief Financial Officer and Senior Vice President of Finance. Mr. McCollum had previously been serving as the Company’s Interim Chief Financial Officer and Senior Vice President of Finance. The following is a summary of certain material provisions of the employment agreement. This description of the employment agreement is a summary and is qualified in its entirety by the terms of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The employment agreement is for an initial term that lasts though July 1, 2012, with automatic one-year renewals commencing on July 1, 2012 and on each July 1 thereafter, unless either party notifies the other party of its intention not to renew the agreement at least ninety (90) days prior to the next July 1 renewal date. The agreement further provides that if a change of control (as that term is defined in the agreement) occurs during the initial term or during any renewal term, the agreement will automatically be extended for two years from the change of control date.

The agreement provides that Mr. McCollum will receive a base salary during the term of no less than $300,000 per year. This base salary level may only be decreased if the decrease is the result of a general reduction affecting the base salaries of all other senior executives that does not disproportionately affect Mr. McCollum and does not reduce his base salary to a rate that is less than 90% of his then-current base salary amount.

Under the agreement, Mr. McCollum’s employment will terminate upon his death, and may also be terminated as follows: (i) by mutual written agreement of Orthofix Inc. and Mr. McCollum; (ii) by Orthofix Inc. in the event Mr. McCollum incurs a disability (as that term is defined in the agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months; (iii) by Mr. McCollum for “good reason” (as that term is defined in the agreement); (iv) by Orthofix Inc. for “cause” (as that term is defined in the agreement); (v) by Othofix Inc. without “cause”; or (vi) by Mr. McCollum voluntarily.

Mr. McCollum is generally entitled to the following in the event of termination as a result of death or disability, by Mr. McCollum for “good reason”, or by Orthofix Inc. without “cause”, during the term of the agreement:

•	Any unpaid base salary and accrued but unpaid vacation then owing through the date of termination, which amounts are payable within 30 days after the date of termination.

•

If, for the calendar year prior to termination, Mr. McCollum has satisfied a sufficient portion of the incentive plan goals to be eligible for an incentive plan bonus with respect to such prior calendar year, and such bonus has not yet been paid, he will be entitled to a bonus for such calendar year payable at the same time bonus payments to other participants in the incentive plan are made (generally, before March 15 of such year).

•

The pro rata amount of any bonus plan incentive compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by Orthofix Inc. during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year. This pro rata amount is payable at the time such incentive compensation is paid to other senior executives (generally, before March 15 of the next year).

•	An amount equivalent to 100% of his Base Amount (as defined in the agreement), payable on the

60th day following his termination of employment (provided that he has previously signed a release of claims against the Company and its subsidiaries and the applicable revocation period has expired). This multiple increases to 150% for payments triggered following a change of control. Under the agreement, “Base Amount” means an amount equal to the sum of:

(1)	Mr. McCollum’s annual base salary at the highest annual rate in effect at any time during the term of the agreement; and

(2)	the lower of (a) Mr. McCollum’s target bonus in effect during the fiscal year in which termination of employment occurs, or (b) the average of his annual bonuses actually earned for the two years ending immediately prior to the year in which termination of employment occurs (except that Mr. McCollum shall have been deemed for this purpose to have earned a bonus for 2009 equal to his actual bonus for 2010) or, if greater, the average of his annual bonuses actually earned for the two years ending immediately prior to the occurrence of a change of control or potential change of control (as those terms are defined in the agreement).

•

Continuation of medical and dental coverage for the Mr. McCollum and his and dependents substantially similar to those being received immediately prior to termination for the lesser of 12 months after termination or until he secures coverage from new employment.

•	$12,500 for outplacement services (only in the case of a termination by executive for “good reason” or by Orthofix Inc. without “cause”).

The agreement contains confidentiality, non-competition and non-solicitation covenants effective so long as Mr. McCollum is an employee and for a period of twelve (12) months after employment is terminated. The agreement also contains confidentiality and assignment of inventions provisions that last indefinitely.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, entered into as of March 2, 2011, by and between Orthofix Inc. and Brian McCollum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Brian McCollum
Brian McCollum Chief Financial Officer and Senior Vice President of Finance

Date: March 7, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, entered into as of March 2, 2011, by and between Orthofix Inc. and Brian McCollum.